SHAREHOLDER LETTER Q4 & FULL YEAR 2021

Q4 2021

Q4 2021 Results

	Q4			Year Ended
(in millions, except percentages)	2020	2021	YoY Change	2020	2021	YoY Change

Revenue	$190.2	$161.6	(15.0)%	$584.8	$645.3	10.3%
Transaction Value [1]	$256.9	$244.9	(4.7)%	$815.7	$1,019.0	24.9%

Gross Profit	$26.5	$25.4	(4.0)%	$85.4	$101.5	18.9%
Contribution [1]	$30.8	$26.9	(12.8)%	$92.6	$107.6	16.2%

Net Income (Loss)	$(13.2)	$(4.0)	69.9%	$10.6	$(8.5)	(180.2)%
Adjusted EBITDA [1]	$18.2	$13.2	(27.2)%	$58.1	$58.2	0.2%
__________________
1.See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q4 2021

Executive Summary

This time last year, we reflected on 2020—a year that ushered in sudden and unprecedented disruption—and how we worked closely with our carrier partners to support them through it. The upheaval of the global pandemic temporarily eliminated many traditional media buying opportunities, leaving insurance carriers to quickly redeploy marketing dollars to digital channels. This accelerated the long-term underlying trends driving our business. We grew significantly during this time because of our ability to be nimble, rapidly scale our partners’ investments, and deliver highly efficient returns. These capabilities are the foundation of our business.

As we look back on 2021, our focus on these fundamentals again enabled us to deliver 25% Transaction Value growth for the full year despite a temporary downturn in our Property & Casualty (P&C) insurance vertical in the second half of the year. While auto insurance carriers saw an anticipated return to pre-pandemic accident frequency, the unforeseen increases in replacement and repair costs resulted in higher than expected losses. In response, many carriers reduced their customer acquisition spending while they pursued rate increases to restore underwriting profitability. Although we are a relatively young company, we’ve experienced these cycles before, navigated through them, and posted outstanding results when we came out the other side.

While the challenging market environment in P&C is continuing, we remain the leading marketplace for insurance customer acquisition and have several reasons to be very confident about our long-term growth prospects:

1.P&C volume growth continues. P&C click referral volume again increased by double digits year over year during the fourth quarter. We believe this is a strong positive signal for our business once the P&C insurance industry recovers and pricing resumes its upward trend.
2.The market opportunity is enormous. Even after many years of rapid growth, MediaAlpha’s 2021 Transaction Value of $1.0 billion represents a tiny fraction of the $146 billion insurers are estimated to have spent on distribution in 2021.
3.We have the industry’s largest marketplace. MediaAlpha’s platform allows advertisers to target high-intent shoppers, divide them into highly granular segments, and track them through the bottom of the funnel to the final policy sale. Our fully transparent platform—which is unique in our industry—enables marketers to reach the holy grail of marketing: a true comparison of projected customer lifetime value to customer acquisition cost. While the inherent flexibility of digital marketing platforms provides carriers an easy lever to reduce costs when profitability is challenged, the efficiency, trackability, and scalability of digital marketing will make them among the first channels to come roaring back once spending resumes.

Despite a challenging P&C market, our diversified business mix across insurance verticals served us well during the fourth quarter and full year, as our under 65 health and Medicare insurance partners continued investing to drive growth. During the fourth quarter, Transaction Value in our Health insurance vertical grew 29% year over year. This was driven primarily by our Health insurance carrier partners, which grew in excess of 50% year over year as they increasingly turned to MediaAlpha to help them acquire customers during the all-important Open and Annual Enrollment periods. We are optimistic about the near-term and long-term growth outlook for our Health insurance vertical, which is in the very early innings of the shift to online shopping and enrollment. The secular factors driving this shift are especially strong in Medicare, where the volume benefit of an aging U.S. population is compounded by the

Q4 2021

increasing digital literacy of each new Medicare cohort and the growing popularity of privately-administered Medicare Advantage plans.

In light of our bullish outlook on the Medicare market, we are pleased to announce that today we signed an agreement to acquire Customer Helper Team LLC, or CHT. CHT generates inbound Medicare inquiries through targeted social media campaigns, primarily short-form videos on Facebook, YouTube, and other social media channels. CHT’s expertise in social media is highly complementary to MediaAlpha’s existing owned and operated capabilities. Following the combination, MediaAlpha will be better able to meet the growing demand for inbound inquiries from our carrier partners as they seek to broaden their marketing reach.

In 2022, we plan to continue to invest in people and technology to further scale our business and increase the value we bring to our partners on each side of our platform. Our profitable model provides us with the financial flexibility to do this, whereas many of our competitors must pull back, positioning us for continued market share gains this year and beyond. While the timing of the recovery in our P&C insurance vertical remains difficult to predict, as rate increases are approved and underwriting profitability is restored, fierce competition for market share will resume. Given our industry-leading technology platform, the scale and efficiency of our marketplace, and our unwavering focus on the foundations of our business, we are more confident than ever in our ability to continue to differentiate ourselves in the market and drive significant long-term growth.

Q4 2021

Financial Discussion - Transaction Value and Revenue Metrics
MediaAlpha continued to expand our marketplace offerings in Q4 2021, despite a rapid cyclical downturn in our P&C insurance vertical during the second half of the year. During Q4 2021, Transaction Value decreased 5% year over year to $244.9 million, driven primarily by headwinds in our P&C insurance vertical, offset in part by strong performance in Health as key carriers continued to increase their investment in our channel. For the full year 2021, Transaction Value grew 25% year over year to $1.0 billion. Transaction Value represents the total gross investment in customer acquisition executed by our partners on our platform and is one of the key metrics that reflects our ability to drive value for our partners and increase our share of wallet as budgets increasingly migrate online.

Transaction Value generated from our insurance verticals fell to $229.7 million in Q4 2021, down 7% year over year, driven by declines in P&C carrier budget allocations due to poor underwriting profitability. For the full year 2021, Transaction Value generated from our insurance verticals grew to $953.1 million, up 24% year over year, driven by strong demand from carriers in the first half of the year and increased adoption by supply partners.
Transaction Value from our P&C insurance vertical fell 24.4% year over year to $120.1 million in Q4 2021, driven by reduced carrier budget allocations due to concerns around profitability as they incurred higher than anticipated losses due to higher replacement and repair costs stemming from COVID-related supply chain issues. For the full year 2021, Transaction Value from our P&C insurance vertical grew 19.2% year over year to $655.6 million.
Transaction Value from our Health insurance vertical grew 28.8% year over year to $98.9 million in Q4 2021, driven by continued momentum through the extended enrollment period and strong demand from carriers and brokers for under 65 Health and Medicare. Q4 is seasonally strong due to the annual open enrollment period for under 65 Health and Medicare. For the full year 2021, Transaction Value from our Health insurance vertical grew 39.7% year over year to $245.2 million.
Transaction Value from our Life insurance vertical grew 0.7% year over year to $10.6 million in Q4 2021. Growth slowed in Q4 2021 due to a key supply partner shifting its consumer acquisition focus to

Q4 2021

Medicare, which benefited our Health insurance vertical. For the full year 2021, Transaction Value from our Life insurance vertical grew 23.9% year over year to $52.3 million.
Transaction Value from our Other vertical, which includes travel, education, and consumer finance, grew 43.1% year over year to $15.2 million in Q4 2021, driven by strong performance in travel compared with the COVID-19-driven lows in the prior year, as well as in consumer finance due to continued strength in mortgage purchase and refinance activity during the quarter. For the full year 2021, Transaction Value from our Other vertical grew 37.1% year over year to $65.9 million.

Insurance Transaction Value & Consumer Referrals
($ in millions)
18
19
20
23
25
23
25
26
$149
$166
$207
$246
$248
$238
$237
$230
Q1 '20
Q2 '20
Q3 '20
Q4 '20
Q1 '21
Q2 '21
Q3 '21
Q4 '21
Insurance Transaction Value
Insurance consumer referrals

We generated $161.6 million of total revenue in Q4 2021, down 15.0% year over year, driven by lower revenue from our P&C insurance vertical, offset in part by growth in our Health insurance vertical. For the full year 2021, we generated $645.3 million of total revenue, up 10.3% year over year.

Revenue by Vertical
($ in millions)
$119
$124
$152
$190
$174
$157
$153
$162
$28
$26
$27
$58
$36
$34
$34
$73
$72
$89
$114
$123
$126
$109
$105
$78
Q1’20
Q2’20
Q3’20
Q4’20
Q1’21
Q2’21
Q3’21
Q4’21
Property & Casualty insurance
Health insurance
Life insurance
Other

Q4 2021

Revenue from our P&C insurance vertical declined 36.7% year over year to $77.7 million in Q4 2021, driven by reductions in carrier marketing budgets and shifts to Private Marketplace implementations. In Private Marketplace transactions, revenue is equal to our platform fee, which is a percentage of Transaction Value. For the full year 2021, revenue from our P&C insurance vertical grew 5.0% year over year to $417.7 million.
Revenue from our Health insurance vertical grew 24.7% year over year to $72.8 million in Q4 2021, driven by increased demand from carriers and brokers for under 65 Health and expansion from key supply partners. Q4 is seasonally strong due to the annual open enrollment periods for under 65 Health and Medicare. For the full year 2021, revenue from our Health insurance vertical grew 26.2% year over year to $176.5 million.
Revenue from our Life insurance vertical declined 6.3% year over year to $5.7 million in Q4 2021, driven by the continued ramp of our Private Marketplace partner volumes related to deployments that began during Q1 2021. We expect further growth in both our Open and Private Marketplace deployments. For the full year 2021, revenue from our Life insurance vertical declined 5.7% year over year to $28.6 million.
Revenue from our Other vertical, which consists of travel, education, and consumer finance, grew 85.4% year over year to $5.4 million in Q4 2021, driven by recovery in travel from the COVID-19-driven lows in Q3 2020 and strong performance in consumer finance due to continued strength in mortgage purchase and refinance activity during the quarter. For the full year 2021, revenue from our Other vertical grew 32.5% year over year to $22.5 million.

Q4 2021

Financial Discussion - Profitability
Gross profit was $25.4 million in Q4 2021, a year-over-year decrease of 4.0%. For the full year 2021, gross profit was $101.5 million, a year-over-year increase of 18.9%. Contribution, which generally represents revenue less revenue share payments and online advertising costs, was $26.9 million in Q4 2021, a year-over-year decrease of 12.8%. For the full year 2021, Contribution was $107.6 million, a year-over-year increase of 16.2%. Contribution Margin was 16.6% in Q4 2021, compared with 16.2% in Q4 2020. For the full year 2021, Contribution margin was 16.7%, compared with 15.8% in 2020. The increase was driven primarily by growth from certain Supply Partners with Private Marketplace deployments.
Net loss was $4.0 million in Q4 2021, compared with net loss of $13.2 million in Q4 2020, driven primarily by year-over-year decreases in non-cash equity-based compensation expense and personnel expenses of $10.6 million and $3.7 million, respectively. For the full year 2021, net loss was $8.5 million, compared with net income of $10.6 million in 2020.
Adjusted EBITDA was $13.2 million in Q4 2021, a year-over-year decrease of 27%. Adjusted EBITDA margin was 8.2%, compared with 9.6% in Q4 2020. The decrease was primarily due to weaker revenue and Contribution performance, as well as higher general and administrative expenses driven primarily by costs related to our operation as a publicly-reporting company. For the full year 2021, adjusted EBITDA was $58.2 million, essentially flat compared with 2020, as higher Contribution was offset by higher public company costs.

EBITDA & Margin
($ in millions)

11%
11%
9%
10%
9%
9%
9%
8%
$13
$13
$14
$18
$16
$15
$14
$13
Q1'20
Q2'20
Q3'20
Q4'20
Q1'21
Q2'21
Q3'21
Q4'21
Adj. EBITDA
Adj. EBITDA / Revenue

EBITDA as a % of Contribution
($ in millions)

64%
65%
64%
59%
59%
55%
53%
49%
$13
$13
$14
$18
$16
$15
$14
$13
Q1’20
Q2’20
Q3’20
Q4’20
Q1’21
Q2’21
Q3’21
Q4’21
Adj. EBITDA
Adj. EBITDA / Contribution

Q4 2021

Financial Discussion - Q1 2022 Outlook 1

Our guidance for Q1 2022 reflects a year-over-year reduction in customer acquisition investments by our P&C insurance carrier partners due to the ongoing challenging market conditions. In our Health insurance vertical, we expect to continue to experience strong momentum as we deepen our relationships with key carriers. We do not anticipate material revenue or Adjusted EBITDA contribution from CHT in the first quarter of 2022. Given uncertainty around the timing of the P&C market recovery, we do not believe it is prudent to provide full year 2022 guidance at this time.

	Q1 2022
Transaction Value [2]	$230.0 million	-	$245.0 million
Y/Y Growth	(12.4)%		(6.7)%

Revenue	$135.0 million	-	$145.0 million
Y/Y Growth	(22.2)%		(16.5)%

Adjusted EBITDA [2]	$5.5 million	-	$7.5 million
Y/Y Growth	(66.5)%		(54.4)%
Transaction Value: For Q1 2022, we expect Transaction Value to be in the range of $230.0 million - $245.0 million, a year-over-year decrease of 10% at the midpoint. As we have stated previously, we have seen an increasing proportion of our Transaction Value flowing through our Private Marketplaces, and we see this trend continuing into Q1 2022. As a reminder, we work with our partners in one of two ways: through our Open Marketplace and through our Private Marketplaces. Revenue is treated differently in these two models. In our Open Marketplace transactions, revenue is equal to Transaction Value. In our Private Marketplace transactions, revenue is equal to a percentage of Transaction Value. The more rapid growth of our Private Marketplaces is causing revenue to grow at a slower pace than Transaction Value. We view Transaction Value as the best measure of our current and future success. We think that the growth in our Private Marketplaces is a good thing, as it reflects our tremendous commercial success in enabling the growth of large-scale price comparison sites and personal finance applications. We now have multi-year, exclusive partnerships with a set of supply partners who offer large volumes of high-quality consumer referrals that our demand partners can only find in our marketplace offerings, albeit at lower Contribution per dollar of Transaction Value. Meanwhile, we expect our Open Marketplace to remain the preferred option for the majority of our partnerships. We believe our flexible model will continue to drive superior Transaction Value growth and market share gains over time.
Revenue: For Q1 2022, we expect revenue to be in the range of $135.0 million - $145.0 million, a year-over-year decrease of 19.3% at the midpoint.
1 With respect to the Company’s projection of Adjusted EBITDA under “Financial Discussion – Q1 2022 Outlook”, MediaAlpha is not providing a reconciliation of Adjusted EBITDA to net income because the Company is unable to predict with reasonable certainty the reconciling items that may affect net income without unreasonable effort, including equity-based compensation, transaction expenses and income tax expense. These reconciling items are uncertain, depend on various factors and could significantly impact, either individually or in the aggregate, the GAAP measures for the applicable period.
2 See “Key Business and Operating Metrics and Non-GAAP Financial Measures” for additional information regarding non-GAAP metrics used in this shareholder letter.

Q4 2021

Adjusted EBITDA: For Q1 2022, we expect Adjusted EBITDA to be in the range of $5.5 million - $7.5 million, a year-over-year decrease of 61% at the midpoint. We expect Adjusted EBITDA to decline at a greater rate than Transaction Value, Revenue and Contribution in Q1 2022 due to our continued investment in our business and and between $1 million - $2 million of incremental public company expenses as compared to the fourth quarter of 2021.

Thank you,

Steve Yi	Patrick Thompson
Chief Executive Officer, President and Co-Founder	Chief Financial Officer & Treasurer

Q4 2021

Key Business and Operating Metrics and Non-GAAP Financial Measures
In addition to traditional financial metrics, we rely upon certain business and operating metrics that are not presented in accordance with GAAP to estimate the volume of spending on our platform, estimate and recognize revenue, evaluate our business performance and facilitate our operations. Such business and operating metrics should not be considered in isolation from, or as an alternative to, measures presented in accordance with GAAP and should be considered together with other operating and financial performance measures presented in accordance with GAAP. Also, such business and operating metrics may not necessarily be comparable to similarly titled measures presented by other companies.
Transaction Value
We define “Transaction Value” as the total gross dollars transacted by our partners on our platform. Transaction Value is a driver of revenue, with differing revenue recognition based on the economic relationship we have with our partners. Our partners use our platform to transact via Open and Private Marketplace transactions. In our Open Marketplace model, Transaction Value is equal to revenue recognized and revenue share payments to our supply partners represent costs of revenue. In our Private Marketplace model, revenue recognized represents a platform fee billed to the demand partner or supply partner based on an agreed-upon percentage of the Transaction Value for the Consumer Referrals transacted, and accordingly there are no associated costs of revenue. We utilize Transaction Value to assess revenue and to assess the overall level of transaction activity through our platform. We believe it is useful to investors to assess the overall level of activity on our platform and to better understand the sources of our revenue across our different transaction models and verticals.
The following table presents Transaction Value by platform model for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,
(in thousands)	2021	2020
Open Marketplace transactions	$158,035	$187,018
Percentage of total Transaction Value	64.5%	72.8%
Private Marketplace transactions	86,854	69,880
Percentage of total Transaction Value	35.5%	27.2%
Total Transaction Value	$244,889	$256,898
The following table presents Transaction Value by platform model for the full years ended December 31, 2021 and 2020:

	Full year ended December 31,
(in thousands)	2021	2020
Open Marketplace transactions	$627,705	$573,242
Percentage of total Transaction Value	61.6%	70.3%
Private Marketplace transactions	391,265	242,470
Percentage of total Transaction Value	38.4%	29.7%
Total Transaction Value	$1,018,970	$815,712

Q4 2021

The following table presents Transaction Value by vertical for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,
	2021	2020
(in thousands)
Property & Casualty insurance	$120,143	$158,961
Percentage of total Transaction Value	49.1%	61.9%
Health insurance	98,946	76,800
Percentage of total Transaction Value	40.4%	29.9%
Life insurance	10,566	10,489
Percentage of total Transaction Value	4.3%	4.1%
Other	15,234	10,648
Percentage of total Transaction Value	6.2%	4.1%
Total Transaction Value	$244,889	$256,898
The following table presents Transaction Value by vertical for the full years ended December 31, 2021 and 2020:

	Full year ended December 31,
	2021	2020
(in thousands)
Property & Casualty insurance	$655,591	$549,916
Percentage of total Transaction Value	64.3%	67.4%
Health insurance	245,221	175,539
Percentage of total Transaction Value	24.1%	21.5%
Life insurance	52,302	42,206
Percentage of total Transaction Value	5.1%	5.2%
Other	65,856	48,051
Percentage of total Transaction Value	6.5%	5.9%
Total Transaction Value	$1,018,970	$815,712

Q4 2021

Contribution and Contribution Margin
We define “Contribution” as revenue less revenue share payments and online advertising costs, or, as reported in our consolidated statement of operations, revenue less cost of revenue (i.e., gross profit), as adjusted to exclude the following items from cost of revenue: equity-based compensation; salaries, wages, and related costs; internet and hosting; amortization; depreciation; other services; and merchant-related fees. We define “Contribution Margin” as Contribution expressed as a percentage of revenue for the same period. Contribution and Contribution Margin are non-GAAP financial measures that we present to supplement the financial information we present on a GAAP basis. We use Contribution and Contribution Margin to measure the return on our relationships with our supply partners (excluding certain fixed costs), the financial return on and efficacy of our online advertising costs to drive consumers to our proprietary websites, and our operating leverage. We do not use Contribution and Contribution Margin as measures of overall profitability. We present Contribution and Contribution Margin because they are used by our management and board of directors to manage our operating performance, including evaluating our operational performance against budget and assessing our overall operating efficiency and operating leverage. For example, if Contribution increases and our headcount costs remain steady, our Adjusted EBITDA and operating leverage increase. If Contribution Margin decreases, we may choose to re-evaluate and re-negotiate our revenue share agreements with our supply partners, to make optimization and pricing changes with respect to our bids for keywords from primary traffic acquisition sources, or to change our overall cost structure with respect to headcount, fixed costs and other costs. Other companies may calculate Contribution and Contribution Margin differently than we do. Contribution and Contribution Margin have their limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results presented in accordance with GAAP.
The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2021 and 2020:

	Three months ended December 31,
(in thousands)	2021	2020
Revenue	$161,584	$190,205
Less cost of revenue	(136,184)	(163,742)
Gross profit	$25,400	$26,463
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	376	2,751
Salaries, wages, and related	481	1,013
Internet and hosting	104	110
Amortization	—	—
Depreciation	7	7
Other expenses	128	79
Other services	366	286
Merchant-related fees	23	138
Contribution	$26,885	$30,847
Gross margin	15.7%	13.9%
Contribution Margin	16.6%	16.2%

Q4 2021

The following table reconciles Contribution with gross profit, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the full years ended December 31, 2021 and 2020:

	Full year ended December 31,
(in thousands)	2021	2020
Revenue	$645,274	$584,814
Less cost of revenue	(543,750)	(499,434)
Gross profit	$101,524	$85,380
Adjusted to exclude the following (as related to cost of revenue):
Equity-based compensation	1,665	2,809
Salaries, wages, and related	2,004	2,188
Internet and hosting	419	438
Amortization	—	—
Depreciation	29	24
Other expenses	451	284
Other services	1,213	902
Merchant-related fees	309	585
Contribution	$107,614	$92,610
Gross margin	15.7%	14.6%
Contribution Margin	16.7%	15.8%
Consumer Referrals
We define “Consumer Referral” as any consumer click, call or lead purchased by a buyer on our platform. Click revenue is recognized on a pay-per-click basis and revenue is earned and recognized when a consumer clicks on a listed buyer’s advertisement that is presented subsequent to the consumer’s search (e.g., auto insurance quote search or health insurance quote search). Call revenue is earned and recognized when a consumer transfers to a buyer and remains engaged for a requisite duration of time, as specified by each buyer. Lead revenue is recognized when we deliver data leads to buyers. Data leads are generated either through insurance carriers, insurance-focused research destination websites or other financial websites that make the data leads available for purchase through our platform, or when consumers complete a full quote request on our proprietary websites. Delivery occurs at the time of lead transfer. The data we generate from each Consumer Referral feeds into our analytics model to generate conversion probabilities for each unique consumer, enabling discovery of predicted return and cost per sale across the platform and helping us to improve our platform technology. We monitor the number of Consumer Referrals on our platform in order to measure Transaction Value, revenue and overall business performance across our verticals and platform models. For the year ended December 31, 2021, Transaction Value generated from clicks, calls and leads was 79.3%, 9.5%, and 11.3%, respectively.
Adjusted EBITDA
We define “Adjusted EBITDA” as net income excluding interest expense, income tax benefit (expense), depreciation expense on property and equipment, amortization of intangible assets, equity-based compensation expense and certain other adjustments as listed in the table below. Adjusted EBITDA is a non-GAAP financial measure that we present to supplement the financial information we present on a GAAP basis. We monitor and present Adjusted EBITDA because it is a key measure used by our management to understand and evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. We believe that Adjusted EBITDA helps identify underlying trends in our business that could otherwise be masked by the effect of the items that we exclude in the calculations of Adjusted EBITDA. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects. In addition, presenting Adjusted EBITDA provides investors with a metric to evaluate the capital efficiency of our business.
Adjusted EBITDA is not presented in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures presented in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP. These limitations include the fact that Adjusted EBITDA excludes interest expense on debt, income tax benefit (expense), equity-based compensation expense, depreciation and amortization, and certain other adjustments that we consider useful information to investors and others in understanding and evaluating our operating results. In addition, other companies may use other measures to evaluate their performance, including different definitions of “Adjusted EBITDA,” which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison.

Q4 2021

The following table reconciles Adjusted EBITDA with net (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP, for the three months ended December 31, 2021 and 2020.

	Three months ended December 31,
(in thousands)	2021	2020
Net (loss)	$(3,981)	$(13,238)
Equity-based compensation expense	12,392	22,983
Interest expense	1,527	3,094
Income tax expense	(2,683)	(1,287)
Depreciation expense on property and equipment	97	79
Amortization of intangible assets	746	799
Transaction expenses(1)	245	5,463
Employee-related costs(2)	55	—
SOX implementation costs(3)	371	—
Settlement costs(4)	59	—
Changes in TRA related liability(5)	1,515	—
Reduction in Tax Indemnification Receivable(6)	1,213	304
Non-cash compensation(7)	880	—
Employee retention credits(8)	(1,303)	—
Settlement of federal and state income tax refunds(9)	2,116	—
Adjusted EBITDA	$13,249	$18,197
(1)Transaction expenses consist of $0.2 million of expenses incurred by us for the three months ended December 31, 2021 for legal and accounting fees and other costs in connection with the filing of registration statements. For the three months ended December 31, 2020, transaction expenses consist of $1.8 million in legal and other consulting fees and $3.6 million in transaction bonuses related to the IPO and the Reorganization Transactions.
(2)Employee-related costs consist of $0.1 million of expenses incurred by us for the three months ended December 31, 2021 for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.
(3)SOX implementation costs consist of $0.4 million of expenses incurred by us for the three months ended December 31, 2021 for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b).
(4)Settlement costs consist of $0.1 million of expenses incurred by us for the three months ended December 31, 2021 related to certain claims made by the Attorney General's Office of the State of Washington.
(5)Changes in TRA related liability consist of $1.5 million of expense for the three months ended December 31, 2021 due to a change in the estimated future state tax benefits, and other changes in the estimate, resulting in reduction of the TRA liability created in connection with the Reorganization Transactions.
(6)Reduction in Tax Indemnification Receivable consists of $1.2 million and $0.3 million of expenses incurred by us for the three months ended December 31, 2021 and 2020, respectively, related to a reduction in the tax indemnification receivable recorded in connection with the Reorganization Transactions. The reduction also resulted in a benefit of the same amount which has been recorded within income tax (benefit).
(7)Non-cash compensation consists of $0.9 million of expenses incurred by us for the three months ended December 31, 2021 for payment of annual bonuses to certain of our executive officers in the form of grants of restricted stock units, rather than in cash.
(8)Employee retention credits consist of $1.3 million of benefit for the three months ended December 31, 2021 as a result of our receipt of employee retention credits under the provisions of the CARES Act.
(9)Settlement of federal and state tax refunds consist of $2.1 million of expense incurred by us for the three months ended December 31, 2021 related to reimbursement to White Mountains for settlement of federal and state tax refunds for the period prior to the Reorganization Transaction related to 2020 federal and state tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax (benefit).

Q4 2021

The following table reconciles Adjusted EBITDA with net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, for the full years ended December 31, 2021 and 2020.

	Full year ended December 31,
(in thousands)	2021	2020
Net (loss) income	$(8,475)	$10,562
Equity-based compensation expense	45,713	25,536
Interest expense	7,830	7,938
Income tax expense	(1,047)	(1,267)
Depreciation expense on property and equipment	369	289
Amortization of intangible assets	2,984	3,201
Transaction expenses(1)	4,128	11,511
Employee-related costs(2)	674	—
SOX implementation costs(3)	1,168	—
Settlement costs(4)	859	—
Changes in TRA related liability(5)	911	—
Reduction in Tax Indemnification Receivable(6)	1,360	304
Non-cash compensation(7)	880	—
Employee retention credits(8)	(1,303)	—
Settlement of federal and state income tax refunds(9)	2,116	—
Adjusted EBITDA	$58,167	$58,074
(1)Transaction expenses consist of $4.1 million of expenses incurred by us for the year ended December 31, 2021 for legal and accounting fees and other costs in connection with the Secondary Offering and other registration statements, and the refinancing of our 2020 Credit Facilities. For the year ended December 31, 2020, transaction expenses consist of $5.9 million in legal, and other consulting fees, $3.6 million in transaction bonuses related to the Reorganization Transaction and IPO, and $2.0 million in loss on extinguishment of debt related to the termination of 2019 Credit Facilities.
(2)Employee-related costs include $0.6 million of expenses incurred by us for the year ended December 31, 2021 for amounts payable to recruiting firms in connection with the hiring of certain executive officers to support our operation as a publicly-reporting company.
(3)SOX implementation costs consist of $1.2 million of expenses incurred by us for the year ended December 31, 2021 for third-party consultants to assist us with the development, implementation, and documentation of new and enhanced internal controls and processes for compliance with SOX Section 404(b).
(4)Settlement costs consist of $0.9 million of expenses incurred by us for the year ended December 31, 2021 in connection with the settlement of certain claims made by the Attorney General's Office of the State of Washington.
(5)Changes in TRA related liability consist of $0.9 million of expense for the year ended December 31, 2021 due to a change in the estimated future state tax benefits, and other changes in the estimate, resulting in reduction of the TRA liability created in connection with the Reorganization Transactions.
(6)Reduction in Tax Indemnification Receivable consists of $1.4 million and $0.3 million of expenses incurred by us for the year ended December 31, 2021 and 2020, respectively, related to a reduction in the tax indemnification receivable recorded in connection with the Reorganization Transactions. The reduction also resulted in a benefit of the same amount which has been recorded within income tax (benefit).
(7)Non-cash compensation consists of $0.9 million of expenses incurred by us for the year ended December 31, 2021 for payment of annual bonuses to certain of our executive officers in the form of grants of restricted stock units, rather than in cash.
(8)Employee retention credits consist of $1.3 million of benefit for the year ended December 31, 2021 as a result of our receipt of employee retention credits under the provisions of the CARES Act.
(9)Settlement of federal and state tax refunds consist of $2.1 million of expense incurred by us for the year ended December 31, 2021 related to reimbursement to White Mountains for settlement of federal and state tax refunds for the period prior to the Reorganization Transaction related to 2020 federal and state tax returns. The settlement also resulted in a benefit of the same amount which has been recorded within income tax (benefit).

Q4 2021

Forward-Looking Statements
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our expectation of significant growth once the P&C insurance market recovers, and our financial outlook for the first quarter of 2022. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would,” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
There are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including those more fully described in MediaAlpha’s filings with the Securities and Exchange Commission (“SEC”), including the Form 10-K filed on March 15, 2021, the Form 10-Q filed on May 14, 2021, the Form 10-Q filed on August 13, 2021, the Form 10-Q filed on November 12, 2021, and the Form 10-K as of and for the year ended December 31, 2021 to be filed on or about February 28, 2022. These factors should not be construed as exhaustive. MediaAlpha disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this shareholder letter.

Q4 2021